Exhibit 10.1

LEASE ACQUISITION AGREEMENT

This Lease Acquisition Agreement (this “Agreement”), executed February 24, 2011 (the “Execution Date”), effective as of March 1, 2011 (the “Effective Date), is between Wapiti Oil & Gas, L.L.C., a limited liability company duly organized in the State of Delaware, located at 800 Gessner, Suite #1000, Houston, Texas, 77024 (“Seller”), and Recovery Energy, Inc., a Nevada corporation, located at 1515 Wynkoop, Suite 200, Denver Colorado 80202 (“Buyer”).  Seller and Buyer are sometimes referred to herein as a “Party” or, together, as the “Parties.”

RECITALS

WHEREAS, Seller owns certain oil and gas leases located in Laramie County, Wyoming as set forth on Exhibit A (the “Leases”), insofar and only insofar as the Leases cover approximately 8,356 net acres of land as described on Exhibit A (the “Lands”);

WHEREAS, Seller desires to sell and Buyer desires to purchase all of Seller’s interest in the Leases upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

PURCHASE AND SALE

1.1 Purchase and Sale.  Subject to the terms and conditions of this Agreement, and for the consideration set forth in Article 2, Buyer agrees to purchase from Seller and Seller agrees to sell, assign and deliver to Buyer, all of Seller’s right, title and interest in and to the following (collectively, the “Assets”):

(a) The Leases, insofar and only insofar as the Leases cover the Lands;

(b) All unitization, pooling and communitization agreements, declarations, orders, and the units created thereby relating to the properties and interests described in Section 1.1(a) and to the production of oil, gas and other hydrocarbons (“Hydrocarbons”), if any, attributable to said properties and interests, and all surface leases, permits, rights-of-way, easements and other surface rights agreements used or held in connection with the exploration, drilling, production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the interests described in Section 1.1(a), including those listed on Exhibit B; and

(c) To the extent transferable and in Seller’s possession, all of Seller’s land records, lease records, contract files, data, title records (including abstracts of title, title opinions and memoranda, title curative documents, broker run sheets and landowner contact information) and other records relating to the items described in Sections 1.1(a) and 1.1(b) (collectively, the “Records”).

PURCHASE PRICE

2.1           Purchase Price.  The purchase price for the Assets shall be in two components as set forth below (together, the “Purchase Price”):

(a) Cash.  A cash amount equal to Six Million Four Hundred Sixty-Nine Thousand Five Hundred Fifty-Two Dollars ($6,469,552), payable at Closing by wire of immediately available funds (the “Closing Payment”).

(b) Shares.  Two Million Three Hundred Twelve Thousand Nine Hundred Forty-Two (2,312,942) fully paid, non-assessable shares (the “Shares”) of common stock, par value $0.0001 per share (“Common Stock”), of Buyer, free and clear of any liens or encumbrances (the “Stock Payment”).  If, between the Execution Date and the Closing Date, the shares of Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, appropriate adjustments shall be made to the Stock Payment.

(c) “Net Acre” shall mean (i) Seller’s undivided working interest in the leasehold estate created by the applicable Lease multiplied by (ii) the number of acres covered by the Lease multiplied by (iii) the lessor’s percentage interest in the oil and gas mineral fee estate in the land covered by the Lease. “Allocated Value” with respect to a Lease shall mean the Per Acre Price multiplied by the number of Net Acres set forth in Exhibit A for such Lease. The “Per Acre Price” means a combination of $800 cash and 308.64 Shares.

(d) Deposit.  Concurrently with the execution and delivery of this Agreement, Buyer will wire transfer to Seller a cash deposit (the “Deposit”) equal to One Million Two Hundred Thousand Dollars ($1,200,000). The Deposit will be credited to the Purchase Price at Closing, and is not refundable except as provided in this Agreement. If all conditions precedent to the obligations of Buyer set forth herein have been met and the transactions contemplated by this Agreement are not consummated on or before the Closing Date because of the failure of Buyer to perform any of its material obligations hereunder or the breach of any representation herein by Buyer, then in such event, Seller shall have the option to terminate this Agreement, in which case Seller shall retain the Deposit as liquidated damages on account of Buyer’s failure to perform its obligations under this Agreement or Buyer’s breach of any representation under this Agreement. With respect to the liquidated damages described in this Section 2.1(d), the Parties hereby acknowledge and agree that, at the time this Agreement was entered into: (i) the anticipated damages in the event a Party fails to perform hereunder were difficult to ascertain; (ii) the Parties mutually intended to liquidate such damages in advance; (iii) the amount of such liquidated damages is a reasonable estimate of the potential actual damages such breach would cause; and (iv) such liquidated damages are not so disproportionate to any possible loss as to constitute a penalty.

2.2           Adjustments to Purchase Price.  At Closing, the Purchase Price shall be adjusted according to this Section 2.2 without duplication as follows:

(a) adjusted upward by any rental and other maintenance costs attributable to the Leases paid by Seller that are attributable to the period after the Effective Date (rentals for the period in which the Effective Date occurs shall be pro-rated as of the Effective Date; payments made under a paid up oil and gas lease shall be considered a bonus payment and not an advanced rental payment); and

(b) adjusted downward by the sum of all Defect Values in accordance with Section 4.6, and the Allocated Value of each Lease excluded pursuant to Sections 4.7 or 4.9.

All such adjustments to the Purchase Price shall be set forth on a “Settlement Statement” which Seller shall prepare and provide to Buyer at least two (2) business days before Closing.  The Settlement Statement shall include all adjustments to the Purchase Price, including the Closing Payment and the Stock Payment, and be approved by Buyer and Seller on or before Closing. The Purchase Price, as so adjusted, shall be paid at Closing and is referred to herein as the “Closing Amount.”

BUYER’S INSPECTION

3.1           Access to Records.  Until Closing, Seller will make available to Buyer and its representatives at Seller’s office or at the applicable office of its lease brokers and during Seller’s or such broker’s normal business hours, the Records in Seller’s or such lease brokers’ possession or control relating to the Assets for the purpose of permitting Buyer to perform its due diligence review. Seller shall use commercially reasonable efforts to assist Buyer in Buyer’s efforts to obtain, at Buyer’s expense, such additional information from such third parties as Buyer may reasonably desire. Buyer may inspect the Records and such additional information only to the extent that it may do so without violating any obligation of confidence or contractual commitment of Seller to a third party. Seller shall use commercially reasonable efforts to obtain the necessary consents to allow Buyer’s examination of any confidential information that is material to the transaction contemplated by this Agreement.

3.2.           No Representation or Warranty.  Except for the representations and warranties contained in this Agreement, Seller makes no warranty or representation of any kind as to the Records or any information contained therein. Buyer agrees that any conclusions drawn from the Records shall be the result of its own independent review and judgment.

TITLE DEFECTS

4.1           Defensible Title.  The term “Defensible Title” means such title, in and to a Lease that, subject to and except for Permitted Encumbrances: (i) results in Seller owning the number of Net Acres set forth in Exhibit A for such Lease; (ii) entitles Seller to not less than an 80% net revenue interest in the Lease (“NRI”); (iii) obligates Seller to bear a percentage of the costs and expenses for the maintenance, development, operation and the production relating to the Lease (“Working Interest”) equal to the Working Interest shown in Exhibit A for such Lease, unless any increase in Working Interest is accompanied by a proportionate increase in NRI; and (iv) is free and clear of liens, security interests, encumbrances, claims, lis pendens, and any other defects that would create a material impairment of use and enjoyment of, or loss of interest in, the affected Lease.

4.2           Permitted Encumbrances.  The term “Permitted Encumbrances” shall mean:

(a) lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to reduce the NRI, on a Lease-by-Lease basis, below 80%;

(b) the terms and conditions of the Leases;

(c) all rights to consent by, required notices to, filings with, or other actions by federal, state or local governmental bodies, in connection with the conveyance of the applicable Lease if the same are customarily sought after Closing;

(d) rights of reassignment contained in any agreement providing for reassignment upon the surrender or expiration of any Lease;

(e) easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the Leases or any restriction on access thereto that do not materially interfere with the operation of the affected Lease;

(f) liens created under deeds of trust, mortgages and similar instruments by the lessor under a Lease covering the lessor’s surface and mineral interests in the land covered thereby which would customarily be accepted in taking oil and gas leases or purchasing undeveloped oil and gas leases and for which the lessee would customarily seek a subordination of such lien to the oil and gas leasehold estate prior to conducting drilling activities on the Lease;

(g) all rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Leases in any manner, and all applicable laws, rules and orders of governmental authorities;

(h) the lack of any formal probate in the chain of title to a lessor’s interest covered by any of the Leases;

(i) the lack of a recorded release of any prior expired oil and gas lease covering any portion of the Lands;

(j) any question of the legitimacy of a survey or the lack of a survey;

(k) all claims, charges, burdens, contracts, agreements, instruments, obligations, defects and irregularities affecting the Leases that do not have a material adverse effect on the use, operation or ownership of the Leases to the end that a prudent person engaged in the oil and gas business with knowledge of all of the relevant facts and their legal bearing would be willing to accept the same; and

(l) such Title Defects that Buyer waives.

4.3           Title Defect.  The term “Title Defect” means, with respect to a Lease, any lien, encumbrance, adverse claim, default, expiration, failure, defect in or objection to real property title, other than Permitted Encumbrances, that alone or in combination with other defects renders Seller’s title to the Lease less than Defensible Title.

4.4           Defect Value.  “Defect Value” means the amount by which the value of the applicable Lease has been reduced by a Title Defect. The Defect Value shall be determined by the Parties in good faith taking into account all relevant factors, including the following:

(a) If the Title Defect is a lien or encumbrance on the Lease, the Defect Value shall be the cost of removing such lien or encumbrance, not to exceed the Allocated Value of the affected Lease.

(b) If the Title Defect is an actual reduction in NRI below 80%, the Defect Value shall be the Allocated Value for the affected Lease, proportionately reduced by the ratio of the actual NRI to 80% (e.g., if the actual NRI is 75%; then the Defect Value would be 5/80ths of the Allocated Value).

(c) If the Title Defect is that the actual Net Acres covered by the Lease is less than the number of Net Acres set forth in Exhibit A for such Lease, the Defect Value shall be an amount equal to such difference in Net Acres multiplied by the Per Acre Price.

4.5           Notice of Title Defects.  On or before February 25, 2011 at 5:00 p.m. Central Time (the “Defect Notice Date”), Buyer shall deliver to Seller a written notice of Title Defects describing in reasonable detail: (i) the Title Defect; (ii) the basis of the Title Defect; and (iii) a good faith estimate of the Defect Value. The failure of Buyer to timely notify the Seller of a Title Defect on or before the Defect Notice Date shall be deemed a waiver by Buyer of such Title Defect except for any Defect that constitutes a breach of Seller’s special warranty of title contained in this Agreement.

4.6           Defect Adjustments.  If a Lease is affected by a Title Defect, the Purchase Price will be reduced under Section 2.2 by the Defect Value attributable thereto unless: (i) Buyer agrees to waive the Title Defect; or (ii) Seller cures the Title Defect to Buyer’s reasonable satisfaction on or before 5:00 p.m. Central Time three business days prior to Closing (the “Title Defect Deadline”).

4.7           Unresolved Title Disputes. If, by the Title Defect Deadline, the Parties have not resolved any dispute regarding (i) the existence and scope of a Title Defect, (ii) the amount of the Defect Value or (iii) the adequacy of Title Defect curative materials furnished by Seller, then the affected Leases shall be retained by Seller and excluded from Closing and the Purchase Price shall be reduced by an amount equal to the Per Acre Price multiplied by the number of Net Acres for such excluded Lease set forth on Exhibit A.

4.8           Termination.  Notwithstanding the foregoing, if the sum of all Defect Values exceeds 10% of the Purchase Price, either Buyer or Seller may terminate this Agreement upon written notice to the other Party delivered no later than the Title Defect Deadline; provided, however, that Buyer, in its sole discretion, may elect to waive all or any portion of any Title Defect to reduce the sum of all Defect Values below such percentage in which event this Agreement shall remain in full force and effect. If this Agreement is terminated pursuant to this Section 4.8, Seller shall promptly refund the Deposit to Buyer.

4.9           Consents.  Except for the Permitted Encumbrances, to Seller’s knowledge there are no required consents to assignment of the Leases. If Buyer discovers any consents to assign during the course of its due diligence activities, it shall notify Seller immediately. Seller shall use commercially reasonable efforts to obtain such consents prior to Closing. Except for consents and approvals which are customarily obtained post-Closing (including federal, state, or other governmental approvals), if a consent to assign any Lease has not been obtained, then at Buyer’s election the affected Lease(s) shall either be (i) conveyed to Buyer and the respective consents obtained by Buyer post-Closing (provided that Seller shall continue to cooperate with Buyer after Closing to obtain such consent), or (ii) retained by Seller and the Purchase Price shall be reduced by the Allocated Value of such Lease(s).

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller makes the following representations and warranties as of the date of the Agreement and again as of the Closing Date:

5.1           Status.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business in the State where the Assets are located.

5.2           Power.  Seller has all requisite power and authority to carry on its business as presently conducted. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of the Closing Date, violate, or be in conflict with, any material provision of Seller’s governing documents, or any material provision of any agreement or instrument to which Seller is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Seller.

5.3           Authorization and Enforceability.  This Agreement constitutes Seller’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

5.4           No Liens.  Except for the Permitted Encumbrances, the Leases will be conveyed to Buyer at Closing free and clear of all liens and encumbrances arising by, through or under Seller but not otherwise.

5.5           Liability for Brokers’ Fees.  Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

5.6           No Bankruptcy.  There are no bankruptcy proceedings pending, being contemplated by or, threatened against Seller.

5.7           Litigation.  There are no actions or suits pending against Seller with respect to the Leases and, to Seller’s knowledge, there is no proceeding, claim or investigation pending or threatened with respect to the Leases.

5.8           Lease Status/Rentals.  The Leases are in full force and effect in accordance with their respective terms and all obligations under the Leases have been fully performed, including the proper and timely payment of all rentals and other payments due under the Leases. Seller has not received a written notice of any request or demand for payments, adjustments of payments or performance pursuant to obligations under the Leases that is still outstanding or a written notice of default with respect to the payment or calculation of rentals that has not been cured.

5.9           Accuracy of the Records.  Seller makes no representations regarding the accuracy or completeness of any of the Records; provided, however, Seller does represent that: (i) all of the Records are files, or copies thereof, that Seller has used in the ordinary course of operating and owning the Leases; (ii) Seller has made, or prior to Closing will make, all Records in its possession available to Buyer; and (iii) Seller has not intentionally withheld any of the Records from Buyer.

5.10           Joint Operating Agreements.  There are no joint operating agreements covering or affecting the Leases.

5.11           Preferential Rights to Purchase, AMI and Farmout Obligations.  There are no preferential rights to purchase affecting the Leases or area of mutual interest agreements, farm-out agreements or similar agreements which entitle any third party to receive a portion of Seller’s interest in the Assets.

5.12           Dedications.  No Hydrocarbons attributable to the Leases are subject to any agreement or contract for the processing, gathering, transportation or sale of Hydrocarbons.

5.13           Tax Partnerships.  The Assets are not subject to any tax partnership agreements requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”).

5.14           Compliance With Laws.  To Seller’s knowledge, Seller and each of its subsidiaries are in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (as defined in Exhibit D) (collectively, “Laws” and each, a “Law”) and neither Seller nor any of its subsidiaries has received any written notice or, to Seller’s knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, including environmental laws, in any material respect.

5.15           No Operations.  Seller has not conducted oil and gas exploration, development or production operations on the Leases, or any lands pooled or unitized therewith.

5.16           Own Account.  Seller is acquiring the Shares as principal for its own account and not with a view to or for distributing or reselling the Shares or any part thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities law, and has no present intention of distributing any of the Shares in violation of the Securities Act or any applicable state securities law; provided, however, that Seller intends to distribute the Shares to its members, and no such distribution will take place to a member of Seller unless such member has represented to Seller that (i) such member is acquiring the Shares as principal for its own account and not with a view to or for distributing or reselling the Shares or any part thereof in violation of the Securities Act or any applicable state securities law, and has no present intention of distributing any of the Shares in violation of the Securities Act or any applicable state securities law, and (ii) such member is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

5.17           Seller Status.  Seller  is an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act.  Seller’s principal executive offices are in the state of Texas.

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer makes the following representations and warranties as of the Closing Date:

6.1           Status.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is duly qualified to carry on its business in the State where the Leases are located.

6.2           Power.  Buyer has all requisite power and authority to carry on its business as presently conducted. Buyer has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize the consummation of the transactions contemplated hereby. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of the Closing Date, violate, or be in conflict with, any material provision of Buyer’s governing documents, or any material provision of any agreement or instrument to which Buyer is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer.

6.3           Authorization and Enforceability.  This Agreement constitutes Buyer’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

6.4           Liability for Brokers’ Fees.  Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

6.5           Buyer’s Evaluation.  Buyer is an experienced and knowledgeable investor in the oil and gas business. Buyer has been advised by legal, tax and other professional counsel and has relied solely upon its own expertise concerning the transaction contemplated by this Agreement, the Leases and the value thereof.

6.6           Qualified to Hold Leases.  To Buyer’s knowledge, Buyer is eligible under all applicable laws and regulations to own the Leases.

6.7           Capitalization.  As of the date of this Agreement, the authorized capital stock of Buyer consists of 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. As of the date of this Agreement, there were 58,450,234 shares of Common Stock issued and outstanding, no shares of preferred stock issued and outstanding and no shares of Common Stock reserved for issuance pursuant to Buyer’s equity incentive plans. Except for the convertible notes disclosed on Schedule 6.7, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of Buyer may vote are issued or outstanding. All issued and outstanding shares of Buyer’s capital stock are, and all shares that may be issued or granted pursuant to the conversion of the convertible notes disclosed on Schedule 6.7 or the exercise of the warrants disclosed on Schedule 6.7 will be, when issued or granted in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as disclosed on Schedule 6.7, there are no outstanding or authorized: (i) options, warrants, preemptive rights, subscriptions, calls, or other rights, convertible securities, agreements, claims or commitments of any character obligating Buyer or any of its subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, Buyer or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests; (ii) obligations of Buyer or any of its subsidiaries to repurchase, redeem or otherwise acquire any capital stock of Buyer or any of its subsidiaries or any such securities or agreements listed in clause (i) of this sentence; or (iii) voting trusts or similar agreements to which Buyer or any of its subsidiaries is a party with respect to the voting of the capital stock of Buyer or any of its subsidiaries.

6.8           Status of Securities.  The Shares to be issued pursuant to this Agreement have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor as provided in this Agreement, the Shares will be validly issued, fully paid and nonassessable and will not subject the holders thereof to personal liability. The issuance, sale and delivery of the Shares is not subject to any preemptive right of stockholders of Buyer arising under law or the Articles of Incorporation or Bylaws or to any contractual right of first refusal or other right granted by Buyer in favor of any person or entity.

6.9           Exempt from Registration.  The offer and sale of the Shares made pursuant to this Agreement will be in compliance with the Securities Act, or other applicable securities laws and will be exempt from the registration requirements of the Securities Act or other applicable securities laws.

6.10           No General Solicitation.  Neither Buyer nor any of its Affiliates, nor, to Buyer’s knowledge, any person acting on its or its behalf, has engaged in any form of “general solicitation” or “general advertising” (within the meaning of Regulation D) in connection with the offer or sale of the Shares.

6.11           No Integrated Offering.  To Buyer’s knowledge, neither Buyer nor any of its Affiliates, nor any person acting on its or their behalf, has, directly or indirectly, at any time within the past six months made any offers or sales of any Buyer security or solicited any offers to buy any Buyer security, under circumstances that would require registration of the issuance of any of the Shares under the Securities Act, whether through integration with prior offerings or otherwise.

6.12          Investment Company Status. Buyer is not, and upon consummation of the sale of the Shares pursuant to this Agreement, will not be, an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” of, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

6.13           SEC Reports.  Except as disclosed in Schedule 6.13, Buyer has timely filed with the Securities and Exchange Commission (the “SEC”) all forms, reports, schedules, proxy statements (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein and including all registration statements and prospectuses filed with the SEC, the “SEC Reports”) required to be filed by Buyer with the SEC since January 1, 2010. As of its date of filing, to Buyer’s knowledge, each SEC Report complied in all material respects with the requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) or the Securities Act, and none of such SEC Reports (including any and all financial statements included therein) contained when filed (except to the extent revised or superseded by a subsequent filing with the SEC that is publicly available prior to the date hereof) any untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.14           Undisclosed Liabilities.  Except for liabilities included or reserved for in the unaudited consolidated balance sheet of Buyer as of September 30, 2010 or disclosed in the notes thereto included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, as filed with the SEC, neither Buyer nor any of its subsidiaries had, and since such date none of them has incurred, liabilities, including contingent liabilities, or any other obligations whatsoever that are or could be material (individually or in the aggregate) to Buyer and its subsidiaries of a nature required (if known) to be disclosed on a consolidated balance sheet or in the related notes thereto, taken as a whole, except liabilities incurred in the ordinary course of business subsequent to September 30, 2010 that would not, in the aggregate, reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Buyer and its subsidiaries, taken as a whole.

6.15           Absence of Changes.  To Buyer’s knowledge, since December 31, 2010, there has not occurred or continued to exist any event, change, occurrence, effect, fact, circumstance or condition which, individually or in the aggregate, has had, or is reasonably likely to have a material adverse effect on the business, results of operations or financial condition of Buyer and its subsidiaries, taken as a whole.

6.16           Financial Statements.  The consolidated financial statements (including all related notes and schedules) of Buyer included in the SEC Reports fairly present in all material respects the consolidated financial position of Buyer and its consolidated subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

6.17           Compliance with Law.  To Buyer’s knowledge, Buyer and each of its subsidiaries are in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of Buyer and its subsidiaries, taken as a whole. Since January 1, 2010, neither Buyer nor any of its subsidiaries has received any written notice or, to Buyer’s knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of Buyer and its subsidiaries, taken as a whole.

6.18           Litigation.  Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of Buyer and its subsidiaries, taken as a whole, (a) there is no investigation or review pending (or, to the knowledge of Buyer, threatened) by any Governmental Entity with respect to Buyer or any of its subsidiaries, (b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of Buyer, threatened) against or affecting Buyer or any of its subsidiaries, or any of their respective properties at law or in equity and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity.

COVENANTS AND AGREEMENTS

7.1           Covenants and Agreements of Seller.

(a) Seller covenants and agrees with Buyer that, from the Execution Date until the Closing Date, Seller shall not: (i) commit to drill any wells on the Lands or conduct any oil and gas exploration, development or production operations on the Leases, or any lands pooled or unitized therewith; (ii) abandon any part of the Leases (except the abandonment of Leases upon the expiration of their respective primary terms); (iii) sell, transfer, assign, convey or otherwise dispose of any of the Leases, or any interest therein; (iv) enter into any farmout agreement, farmin agreement or any other contract affecting the Leases; (v) modify or terminate any Lease; or (vi) create any lien, security interest or encumbrance on the Leases, the Hydrocarbons attributable to the Leases, or the proceeds thereof.

(b) Each Party covenants and agrees with the other Party  that, from the Execution Date until the Closing Date, that Party shall deliver promptly to the other Party written notice of: (i) any claim with respect to any of the Assets; (ii) any breach of any representation or warranty included in this Agreement; or (iii) any notice of violation of any Law.

7.2           Government Approval.  If any approval or consent by any federal, state or local or governmental authority is required to vest Defensible Title to any of the Leases in Buyer, and if the same are customarily sought after Closing, Seller shall use its reasonable commercial efforts to assist Buyer in obtaining all such required approvals or consents at Buyer’s expense.

7.3           Buyer Securities.  During the period from the date of this Agreement until the Closing, Buyer shall not declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to its capital stock; and Buyer shall not, nor shall it permit any of its subsidiaries to, (i) issue, grant, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, in excess of 500,000  shares of capital stock of any class or of any other such securities or agreements of Buyer or any of its subsidiaries at a net price that is less than $2.43 per share of Common Stock (as such number of shares and price per share may be adjusted to reflect any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment after the date of this Agreement), other than issuances of shares of Common Stock pursuant to securities, options, warrants, calls, commitments or rights existing at the date of this Agreement; (ii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any other securities or agreements of the type described in clause (i) of this Section 7.3; or (iii) enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

7.4           Registration Rights.  Buyer shall comply with and perform the covenants and agreements set forth on Exhibit D (the “Registration Provisions”).  The Registration Provisions shall survive the Closing.

7.5           Noncompetition.  For the period of one (1) year after the Closing Date (the “Noncompetition Term”), Seller agrees not to purchase or acquire in any manner, directly or indirectly, any Additional Interests (as defined below) within the Lands or within two (2) miles of the Lands (the “Covered Area”).

(a) “Additional Interests” means any and all oil and gas right, title or interest covering all or any portion of the Covered Area acquired, directly or indirectly, by Seller during the Noncompetition Term, including lease, purchase, option, farm-out, farm-in, acreage contribution, bottom hole contribution, sublease, exploration, pooling or similar agreement or arrangement, and including fee, mineral, overriding royalty and royalty interests. If any Additional Interests include lands located within the Covered Area and lands located outside the boundaries of the Covered Area, only that portion of such Additional Interests covering the land within the Covered Area shall be deemed to be included within the Covered Area and offered to Buyer.

(b) If any Additional Interests are acquired by Seller, Seller shall on or before thirty (30) days after the acquisition deliver written notice to Buyer with full particulars relative to such acquisition (i.e. net acres, net revenue interest, bonus, back-in, price, etc.) (the “Acquisition Notice”).

(c) Buyer shall have thirty (30) days after receipt of the Acquisition Notice in which to deliver to Seller Buyer’s election whether to acquire such Additional Interests from Seller (“Buyer’s Election”) at Seller’s cost. Buyer’s failure to deliver Buyer’s Election within the applicable time period shall be deemed conclusively to be an election by Buyer not to acquire such Additional Interests from Seller. If Buyer does not elect to acquire an Additional Interest, Seller may retain such Additional Interest free and clear of all of the terms of this Agreement.

(d) If Buyer elects to acquire any Additional Interests pursuant to this Section 7.5, Seller shall tender to Buyer an assignment of Seller’s interest in and to such Additional Interests, substantially in the form of Exhibit C. Assignments of the Additional Interests pursuant this Section 7.5 shall contain a special warranty of title against liens and encumbrances arising by, through or under Seller, but not otherwise, and shall not contain any overriding royalty interest reservations in favor of Seller, other than the overriding royalty interests currently burdening the Additional Interests as of the date of the acquisition by Seller.

(e) If Buyer elects to acquire any Additional Interests and Seller does not assign such Additional Interests to Buyer pursuant to this Section 7.5, Buyer shall retain all of its legal and equitable remedies for Seller’s breach of this Section 7.5, including specific performance.

CONDITIONS PRECEDENT TO CLOSING

8.1           Seller’s Conditions.  The obligations of Seller at Closing are subject, at the option of Seller, to the satisfaction or waiver at or prior to Closing of the following conditions precedent:

(a) All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of Closing, and Buyer shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to Closing in all material respects;

(b) No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at Closing; and

(c) Each of Edward Mike Davis, L.L.C., a Nevada limited liability company, Bear Oil and Gas, Inc., a Nevada corporation, Spottie, Inc., a Nevada corporation and Buyer shall have executed a Correction Assignment, Cross-Conveyance and Stipulation of Interest, to be dated on or before March 1, 2011, clarifying the ownership of certain of the Leases, substantially in the form of Exhibit E.

8.2           Buyer’s Conditions.  The obligations of Buyer at Closing are subject, at the option of Buyer, to the satisfaction or waiver at or prior to Closing of the following conditions precedent:

(a) All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of Closing, and Seller shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to Closing in all material respects;

(b) No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at the time of Closing; and

(c) Each of Delta Petroleum Corporation, a Delaware corporation, and Seller shall have executed a Correction Assignment, Cross-Conveyance and Stipulation of Interest, to be dated on or before March 1, 2011, clarifying the ownership of certain of the Leases, substantially in the form of Exhibit E.

RIGHT OF TERMINATION

9.1           Termination.  This Agreement may be terminated in accordance with the following provisions:

(a) by Seller if the conditions set forth in Section 8.1 are not satisfied, through no fault of Seller, or waived by Seller in writing, as of Closing, in which event Seller shall retain the Deposit as liquidated damages in accordance with Section 2.1(d) and Section 9.2(a); or

(b) by Buyer if the conditions set forth in Section 8.2 are not satisfied, through no fault of Buyer, or waived by Buyer in writing, as of Closing, in which event Seller shall promptly pay to Buyer the Deposit in accordance with Section 9.2(b).

9.2           Liabilities Upon Termination.

(a)  Buyer’s Default.  If Closing does not occur because Buyer wrongfully fails to tender performance at Closing or otherwise materially breaches this Agreement prior to Closing, and if Seller is not in material default under this Agreement and is ready, willing and able to close, Seller shall retain the Deposit as liquidated damages, and as Seller’s sole and exclusive remedy against Buyer hereunder. Buyer’s failure to close shall not be considered wrongful if Buyer’s conditions under Section 8.2 are not satisfied through no fault of Buyer and are not waived by Buyer.

(b)  Seller’s Default.  If Closing does not occur because Seller wrongfully fails to tender performance at Closing or otherwise materially breaches this Agreement prior to Closing, and if Buyer is not in material default under this Agreement and is ready, willing and able to close, Seller shall promptly refund the Deposit to Buyer, and Buyer shall retain all of its legal and equitable remedies for Seller’s breach of this Agreement including, without limitation, specific performance. Seller’s failure to close shall not be considered wrongful if Seller’s conditions under Section 8.1 are not satisfied through no fault of Seller and are not waived by Seller.

CLOSING

10.1           Closing.  “Closing” of the transaction contemplated hereby shall be held on or before March 4, 2011, or such other date as the Parties may agree. The date Closing actually occurs is referred to herein as the “Closing Date.”

10.2           Closing Obligations.  At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Assignments.  Seller shall execute, acknowledge and deliver to Buyer: (i) an Assignment, Bill of Sale and Conveyance covering the Assets, except for any Leases which shall not be conveyed at Closing pursuant to Section 4.7 or Section 4.9, substantially in the form of Exhibit C; and (ii) such other assignments, bills of sale, or deeds necessary to transfer the Assets to Buyer including federal and state forms of assignment.

(b) Settlement Statement.  Seller and Buyer shall execute the Settlement Statement.

(c) Closing Amount.  Buyer shall deliver to Seller the Closing Amount by wire transfer in immediately available funds, according to the wire instructions provided by Seller.

(d) Non-Foreign Status.  Seller shall execute and deliver to Buyer an affidavit of non-foreign status and no requirement for withholding under Section 1445 of the Code.

(e) Possession.  Seller shall deliver to Buyer possession of the Assets.

POST-CLOSING OBLIGATIONS

11.1           Records.  At Closing and for five (5) business days after the Closing Date, Seller shall make the originals of the Records available for pick-up by Buyer. Seller may retain copies of the Records and Seller shall have the right to review and copy the Records during standard business hours upon reasonable notice for so long as Buyer retains the Records. Buyer agrees that the Records will be maintained in compliance with all applicable laws governing document retention.

11.2           Transfer Taxes and Recording Fees.  Buyer shall pay all sales, transfer, use or similar taxes occasioned by the sale or transfer of the Leases and all documentary, transfer, filing, licensing, and recording fees required in connection with the processing, filing, licensing or recording of any assignments, titles or bills of sale.

11.3           Tax Deferred Exchange.  Each Party may elect to effect a tax-deferred exchange under § 1031 of the Code (a “Tax Deferred Exchange”) for all or part of the Assets at any time prior to the Closing Date. If either Party elects to effect a Tax-Deferred Exchange, the other Party agrees to execute escrow instructions, documents, agreements or instruments to effect the Tax Deferred Exchange; provided, however, that Party shall reimburse the other Party for any additional costs, expenses, fees or liabilities reasonably and necessarily incurred by the other Party as a result of or connected with the Tax Deferred Exchange. Each Party may assign any of its respective rights and delegate performance of any of its under this Agreement in whole or in part to a third party in order to effect the Tax Deferred Exchange; provided, however, that the Party will remain responsible to the other Party for the full and prompt performance of its delegated duties. The Party that uses this provision will indemnify and hold the other Party harmless from and against all claims resulting from its participation in any Tax Deferred Exchange undertaken pursuant to this Section 11.3.

11.4           Further Assurances.  From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the transaction contemplated by this Agreement.

ASSUMPTION AND RETENTION OF OBLIGATIONS AND
INDEMNIFICATION; DISCLAIMERS

12.1           Assumption of Liabilities and Obligations.

(a) Upon Closing, Buyer shall assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations relating to the ownership or operation of the Assets (including those arising under environmental laws and all plugging and abandonment obligations) attributable to periods after the Effective Date (the “Buyer Assumed Liabilities”).

(b) Upon Closing, Seller shall retain and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations relating to the ownership or operation of the Assets (including those arising under environmental laws and all plugging and abandonment obligations) attributable to periods prior to the Effective Date (the “Seller Retained Liabilities”).

12.2           Indemnification.

(a) “Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding however any special, consequential, punitive or exemplary damages, diminution of value of a Lease, loss of profits incurred by a Party hereto or Loss incurred as a result of the indemnified party indemnifying a third party, except to the extent the indemnified party suffers such damages to a third party (other than as a result of the indemnified party’s indemnification of such third party).

(b) Seller’s Indemnification of Buyer.  If Closing occurs, Seller shall defend, indemnify, and save and hold harmless Buyer, its officers, directors, employees and agents, from and against all Losses which arise directly or indirectly from or in connection with: (i) the Seller Retained Liabilities; and (ii) any breach by Seller of this Agreement.

(c) Buyer’s Indemnification of Seller.  If Closing occurs, Buyer shall defend, indemnify, and save and hold harmless Seller, its officers, directors, employees and agents, from and against all Losses which arise directly or indirectly from or in connection with: (i) the Buyer Assumed Liabilities; and (ii) any breach by Buyer of this Agreement.

12.3           No Insurance; Subrogation.  The indemnifications provided in this Article 12 shall not be construed as a form of insurance. Buyer and Seller hereby waive for themselves, their successors or assigns, including any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Seller shall obtain waiver of such subrogation from its respective insurers.

12.4           Reservation as to Non-Parties.  Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any non-party for any obligations or liabilities that may be incurred with respect to the Assets.

MISCELLANEOUS

13.1           Exhibits.  The Exhibits to this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

13.2           Expenses.  Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transaction contemplated by this Agreement shall be paid by the Party incurring the same, including engineering, land, title, legal and accounting fees, costs and expenses.

13.3           Notices.  All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below.  Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party charged with notice (i) if personally delivered, when received, (ii) if sent by facsimile transmission, when received, (iii) if mailed, five (5) business days after mailing, certified mail, return receipt requested, or (iv) if sent by overnight courier, one (1) day after sending. All notices shall be addressed as follows:

If to Seller:

Wapiti Oil & Gas, L.L.C.
800 Gessner, Suite #1000
Houston, Texas 77024
Attn: Robert W. Kirkland
Facsimile: (713) 365-8515

If to Buyer:

Recovery Energy, Inc
1515 Wynkoop, Suite 200
Denver, Colorado 80202
Attn: Roger A. Parker
Attn: Jeffrey A. Beunier
Facsimile: 303-957-2234

Any Party may, by written notice so delivered to the other Parties, change the address or individual to which delivery shall thereafter be made.

13.4           Amendments.  Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

13.5           Headings; Construction.  The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States dollars.

13.6           Counterparts/Fax Signatures.  This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Signatures of the Parties transmitted by facsimile or electronic scan transmission in .pdf format shall be considered binding.

13.7           References.  References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals or entities.  As used in this Agreement, “person” shall mean any natural person, corporation, partnership, trust, limited liability company, court, agency, government, board, commission, estate or other entity or authority.

13.8           Governing Law; Venue; Wavier of Jury Trial.

(a) This Agreement and the transactions contemplated hereby and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the State of Texas, except with respect to real property matters which shall be governed and construed in accordance with the laws of the State of Wyoming.

(b) The Parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the State and Federal courts located in the County of Harris, State of Texas.

(c) EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

13.9            Entire Agreement.  This Agreement constitutes the entire understanding among the Parties, their respective partners, members, trustees, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

13.10           Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns.

13.11           Survival.  The representations, warranties, indemnities and covenants contained in this Agreement shall survive Closing indefinitely, provided that the representations and warranties contained in Sections 5.4 through 5.17 shall terminate 18 months after the Closing Date except with respect to claims made for breach thereof prior to the expiration of said 18 month period.

13.12           No Third-Party Beneficiaries.  Except as set forth in Section 15 of Exhibit D, this Agreement is intended only to benefit the Parties hereto and their respective permitted successors and assigns.

13.13           Waiver.  The waiver or failure of any Party to enforce any provision of this Agreement shall not be construed or operate as a waiver of any further breach of such provision or of any other provision of this Agreement.

13.14           Limitation on Damages.  Each Party hereby expressly waives, releases and disclaims any and all rights against the other Party for consequential, special, incidental, punitive or exemplary damages including loss of profits, sales, income, revenue, production, reserves or opportunity resulting from any breach of this Agreement.

13.15           Severability.  It is the intent of the Parties that the provisions contained in this Agreement shall be severable. Should any provisions, in whole or in part, be held invalid as a matter of law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion.

13.16           Announcements.  Except as and to the extent required by law, neither Buyer nor Seller will make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a transaction between the Parties or any of the terms, conditions, or other aspects of this Agreement or the transaction contemplated thereby, without the prior written consent of the other.

13.17           Equitable Relief.  The parties hereto agree that, contingent upon Closing, legal remedies may be inadequate to enforce the provisions of Exhibit D of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of Exhibit D of this Agreement.

[signatures continued on the next page]

IN WITNESS WHEREOF the Parties have executed this Agreement effective as of the Effective Date.

SELLER: WAPITI OIL & GAS, L.L.C. By:/s/ Bart Agee Name: Bart Agee Title: President & CEO BUYER: RECOVERY ENERGY, INC By:/s/ Roger A. Parker Name: Roger A. Parker Title: Chairman & CEO

SCHEDULE 6.7

Outstanding Convertible Debt

$8,000,000 Aggregate Principal Amount of 8% Senior Secured Debentures due February 7, 2014 (conversion price $2.35).

Outstanding Warrants

NUMBER OF SHARES	EXERCISE PRICE	EXPIRATION
2,000,000	$2.50/share	4/14/2015
750,000	$3.50/share	11/30/2014
12,487,200	$1.50/share	5/28/2015
2,355,733	$1.50/share	5/23/2015
1,000,000	$1.50/share	5/24/2015
750,000	$1.50/share	6/1/2013
250,000	$1.50/share	6/1/2015
50,000	$1.50/share	6/14/2013
1,000,000	$1.50/share	1/1/2016
3,414,000	$2.20/share	9/29/2015

SCHEDULE 6.13

The Company was late filing reports on Form 8-K containing audited financial statements for all properties acquired in the first four months of 2010, and such reports were filed in August, 2010.

EXHIBIT A

LEASES AND LANDS

EXHIBIT B

AGREEMENTS AND PERMITS

EXHIBIT “C”

ASSIGNMENT, BILL OF SALE AND CONVEYANCE

This Assignment, Bill of Sale and Conveyance (the “Assignment”), dated effective as of March ___, 2011 (the “Effective Date”), is by and between Wapiti Oil & Gas, L.L.C., a limited liability company duly organized in the State of Delaware, located at 800 Gessner, Suite #1000, Houston, Texas 77024 (“Assignor”), and Recovery Energy, Inc., a Nevada corporation, located at 1515 Wynkoop, Suite 200, Denver, Colorado 80202 (“Assignee”). Assignor and Assignee are sometimes referred to herein as a “Party” or, together, as the “Parties.”

For Ten Dollars and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Assignor does hereby grant, bargain, sell, convey, assign, transfer, set over and deliver to Assignee all of Assignor’s right, title and interest in and to the following (collectively, the “Assets”):

A. The oil and gas leases described in Exhibit A (the “Leases”), insofar and only insofar as the Leases cover the lands described on Exhibit A (the “Lands”);

B. All unitization, pooling and communitization agreements, declarations, orders, and the units created thereby relating to the properties and interests described in paragraph A and to the production of oil, gas and other hydrocarbons (“Hydrocarbons”), if any, attributable to said properties and interests, and all surface leases, permits, rights-of-way, easements and other surface rights agreements used or held in connection with the exploration, drilling, production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the interests described in paragraph A, including those listed on Exhibit B; and

C. To the extent transferable and in Seller’s possession, all of Seller’s land records, lease records, contract files, data, title records (including abstracts of title, title opinions and memoranda, title curative documents, broker run sheets and landowner contact information) and other records relating to the items described in paragraph A and paragraph B.

TO HAVE AND TO HOLD all of Assignor’s interest in and to the Assets unto Assignee, its successors and assigns, forever, subject to the following terms and conditions, subject to the following terms and conditions:

1. Assignor agrees to warrant and forever defend title to the Assets unto Assignee against the claims and demands of all persons claiming, or to claim the same, or any part thereof, by, through or under Assignor, but not otherwise (provided that failure to make a delay rental or similar payment to extend a Lease shall not constitute a breach of this warranty).

2. This Assignment is made subject to that certain Lease Acquisition Agreement dated February 24, 2011, by and between Assignor and Assignee (the “Agreement”).  The Agreement contains certain representations, warranties and agreements between the Parties, some of which survive the delivery of this Assignment, as provided for therein and shall not be merged into this Assignment or be otherwise negated by the execution or delivery of this Assignment. This Assignment shall not be construed to amend the Agreement or vary the rights or obligations of either Assignor or Assignee from those set forth in the Agreement. In the event of any conflict between this Assignment and the Agreement, the terms of the Agreement shall control. All defined terms in this Assignment have the same meaning as set forth in the Agreement.

3. Separate governmental form assignments of the Assets may be executed on officially approved forms by Assignor to Assignee, in sufficient counterparts to satisfy applicable statutory and regulatory requirements. Those assignments shall be deemed to contain all of the terms hereof. The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed herein.

4. This Assignment binds and inures to the benefit of Assignor and Assignee and their respective successors and assigns.

5. This Assignment may be executed in several counterparts and all of such counterparts together shall constitute one and the same instrument.

[signatures continued on the next page]

IN WITNESS WHEREOF, this Assignment has been executed by the Parties effective as of the Effective Date.

ASSIGNOR: WAPITI OIL & GAS, L.L.C. By: Name: Bart Agee Title: President & CEO ASSIGNEE: RECOVERY ENERGY, INC. By: Name: Roger A. Parker Title: Chairman & CEO

Acknowledgments

STATE OF TEXAS COUNTY OF HARRIS	) ) ss. )

The foregoing instrument was acknowledged before me on this ___ day of March, 2011, by Bart Agee as the President & CEO of Wapiti Oil & Gas, L.L.C., a Delaware limited liability company.

Notary Public in and for the State of Texas My Commission Expires:

STATE OF COLORADO COUNTY OF DENVER	) ) ss. )

The foregoing instrument was acknowledged before me on this ___ day of March, 2011, by Roger A. Parker as the Chairman and CEO of Recovery Energy, Inc., a Nevada corporation.

Notary Public in and for the State of Colorado My Commission Expires:

EXHIBIT D

REGISTRATION RIGHTS PROVISIONS

1. Buyer shall use its best efforts to promptly amend its existing registration statement on Form S-1 (SEC File No. 333-169070), prior to the effectiveness thereof, to provide for the resale pursuant to Rule 415 from time to time by Seller and/or any of its designees of all of the Shares (including the Prospectus included therein, amendments and supplements to the shelf registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such shelf registration statement, the “Shelf Registration Statement”).  If at any time prior to the sale or other disposition of all of the Shares by Seller and its designees, Buyer becomes eligible to use Form S-3 (or any successor form) promulgated by the SEC, then Buyer shall as soon as reasonably practicable but in no event later than 45 days after the date Buyer becomes eligible to use such form file a registration statement on Form S-3 (or such successor form) covering the Shares then held by Seller and/or any of its designees, which Form S-3 shall include a plan of distribution substantially similar to the Plan of Distribution, with such modifications thereto as shall be reasonably requested by Seller or any of its designees.  All references herein to the Shelf Registration Statement shall include any Form S-3 filed pursuant to the preceding sentence.

2. Buyer shall use its best efforts to cause the Shelf Registration Statement to be declared effective by the SEC as promptly as practicable following such filing.

3. Piggyback Registrations.

(a) Whenever Buyer proposes to publicly sell or register for sale any of its Common Stock pursuant to a registration statement (a "Piggyback Registration Statement") under the Securities Act (other than a registration statement on Form S-8 or on Form S-4 or any similar successor forms thereto), whether for its own account or for the account of one or more securityholders of Buyer (a "Piggyback Registration"), Buyer shall give prompt written notice to Seller and its designees of its intention to effect such sale or registration and, subject to Sections 4(b) and 4(c), shall include in such transaction all Shares with respect to which Buyer has received a written request from the Seller and/or any of its designees for inclusion therein within 15 days after the receipt of Buyer's notice.  Buyer may postpone or withdraw the filing or the effectiveness of a Piggyback Registration at any time in its sole discretion.

(b) If a Piggyback Registration is initiated as an underwritten primary registration on behalf of Buyer and the managing underwriter advises Buyer in writing that in its opinion the number of securities requested to be included in such registration exceeds the number that can be sold in such offering without having an adverse effect on such offering, including the price at which such securities can be sold, then Buyer shall include in such registration the maximum number of shares that such underwriter advises can be so sold without having such effect, allocated (i) first, to the securities Buyer proposes to sell, and (ii) second, to other securities (including the Shares) requested to be included in such registration by other security holders and the Seller and its designees, pro rata among such holder(s) and the Seller and its designees on the basis of the number of shares requested to be registered by them.

(c) If a Piggyback Registration is initiated as an underwritten registration on behalf of a holder of Buyer's securities, and the managing underwriter advises Buyer in writing that in its opinion the number of securities requested to be included in such registration exceeds the number that can be sold in such offering without having an adverse effect on such offering, including the price at which such securities can be sold, then Buyer shall include in such registration the maximum number of shares that such underwriter advises can be so sold without having such effect, allocated (i) first, to the securities requested to be included therein by the holder(s) requesting such registration, (ii) second, to securities Buyer proposes to sell, and (iii) third, to other securities (including the Shares) requested to be included in such registration by other security holders and the Seller and its designees, pro rata among such holder(s) and the Seller and its designees on the basis of the number of shares requested to be registered by them.

4. In connection with any underwritten offering under this Exhibit D, each Selling Holder and Buyer shall be obligated to enter into an underwriting agreement which contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings  of securities.  No Selling Holder may participate in such underwritten offering unless such Selling Holder agrees to sell its Shares on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement.  Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, Buyer to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations.  No Selling Holder shall be required to make any representations or warranties to or agreements with Buyer or the underwriters other than representations, warranties or agreements regarding such Selling Holder and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representation required by law.  If any Selling Holder disapproves of the terms of an underwriting, such Selling Holder may elect to withdraw therefrom by notice to Buyer and the managing underwriter; provided, however, that such withdrawal must be made prior to the time of pricing of such offering to be effective.  No such withdrawal or abandonment shall affect Buyer’s obligation to pay Registration Expenses.

5. Buyer shall maintain the effectiveness of the Shelf Registration Statement for a period of at least 18 months in the aggregate.

6. In connection with the registration and sale of the Shares pursuant to this Agreement, Buyer shall use its best efforts to effect the registration and the sale of such Shares in accordance with the intended methods of disposition thereof specified from time to time by Seller and/or any of its designees, and pursuant thereto Buyer shall as expeditiously as possible:

(a) use its best efforts to cause the Shelf Registration Statement to become effective as soon as practicable; and before filing any Prospectus or any amendments or supplements thereto, furnish to Seller and its designees and the underwriter or underwriters, if any, copies of all such documents proposed to be filed, and Seller and its designees (and the underwriter(s), if any) shall have the opportunity to review and comment thereon;

(b) prepare and file with the SEC such amendments and supplements to the Shelf Registration Statement and the Prospectus used in connection therewith as may be necessary to keep the Shelf Registration Statement effective for an aggregate of 18 months (as it may be extended pursuant to Section 11, below), or such shorter period as is necessary to complete the distribution of the securities covered thereby and comply with the provisions of the Securities Act with respect to the disposition of all securities covered thereby during such period in accordance with the intended methods of disposition set forth therein and prepare such Prospectus supplements containing such disclosures as may be reasonably requested by Seller and/or any of its designees, or any underwriter(s) in connection with each shelf takedown;

(c) furnish to Seller and its designees such number of copies of the Shelf Registration Statement, each amendment and supplement thereto, each Prospectus (including each preliminary Prospectus and Prospectus supplement) and such other documents as Seller and/or any of its designees and any underwriter(s) may reasonably request in order to facilitate the disposition of the Shares,

(d) register or qualify the Shares under such other securities or blue sky laws of such jurisdictions (domestic or foreign) as Seller and/or any of its designees and any underwriter(s) reasonably requests and do any and all other acts and things that may be reasonably necessary or advisable to enable Seller and/or any of its designees and any underwriter(s) to consummate the disposition in such jurisdictions of the Shares (provided, that Buyer will not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph (d), (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction);

(e) notify Seller and/or any of its designees and any underwriter(s), at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of any event as a result of which any Prospectus contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading, and, at the request of Seller and/or any of its designees or any underwriter(s), Buyer shall prepare a supplement or amendment to such Prospectus so that, as thereafter supplemented and/or amended, such Prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

(f) in the case of an underwritten offering, (x) enter into such agreements (including underwriting agreements in customary form), (y) take all such other actions as Seller and/or any of its designees or the underwriter(s) reasonably request in order to expedite or facilitate the disposition of such Shares (including, without limitation, causing senior management and other Buyer personnel to cooperate with Seller and/or any of its designees and the underwriter(s) in connection with performing due diligence) and (z) cause its counsel to issue opinions of counsel in form, substance and scope as are customary in primary underwritten offerings, addressed and delivered to the underwriter(s) and Seller and/or any of its designees;

(g) make available for inspection by Seller and/or any of its designees, any underwriter participating in any disposition pursuant to the Shelf Registration Statement, and any attorney, accountant or other agent retained by Seller and/or any of its designees or underwriter, all financial and other records, pertinent corporate documents and properties of Buyer, and cause Buyer's officers, directors, employees and independent accountants to supply all information reasonably requested by Seller and/or any of its designees, underwriter, attorney, accountant or agent in connection with the Shelf Registration Statement;

(h) use its best efforts to cause all Shares to be listed on each securities exchange on which securities of the same class issued by Buyer are then listed or, if no such similar securities are then listed, on Nasdaq or a national securities exchange selected by Buyer;

(i) provide a transfer agent and registrar for all Shares not later than the effective date of the Shelf Registration Statement;

(j) if requested, cause to be delivered, immediately prior to the pricing of any underwritten offering and, in the case of an underwritten offering, at the time of closing of the sale of Shares pursuant thereto, letters from Buyer’s independent registered public accountants addressed to Seller and/or any of its designees and each underwriter, if any, stating that such accountants are independent public accountants within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC thereunder, and otherwise in customary form and covering such financial and accounting matters as are customarily covered by letters of the independent registered public accountants delivered in connection with secondary underwritten public offerings;

(k) make generally available to its stockholders a consolidated earnings statement (which need not be audited) for the 12 months beginning after the effective date of the Shelf Registration Statement as soon as reasonably practicable after the end of such period, which earnings statement shall satisfy the requirements of an earning statement under Section 11(a) of the Securities Act;

(l) promptly notify Seller and/or any of its designees and the underwriter or underwriters, if any:

(i) when each pre-effective amendment to the Shelf Registration Statement, the Prospectus or any Prospectus supplement or post-effective amendment to the Shelf Registration Statement has been filed and, with respect to the Shelf Registration Statement or any post-effective amendment, when the same has become effective;

(ii) of any written request by the SEC for amendments or supplements to the Shelf Registration Statement or any Prospectus or of any inquiry by the SEC relating to the Shelf Registration Statement;

(iii) of the notification to Buyer by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of the Shelf Registration Statement; and

(iv) of the receipt by Buyer of any notification with respect to the suspension of the qualification of any Shares for sale under the applicable securities or blue sky laws of any jurisdiction.

(m) The plan of distribution contained in the Shelf Registration Statement (or related Prospectus supplement) shall be in the form attached as Annex A hereto (the “Plan of Distribution”).

7. Buyer represents and warrants that the Shelf Registration Statement (including any amendments or supplements thereto and Prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading (except that Buyer makes no representation or warranty with respect to information relating to Seller or any of its designees furnished to Buyer by or on behalf of Seller or such designee specifically for use therein).

8. Buyer shall make available to Seller and each of its designees, promptly after it is filed, each letter written by or on behalf of Buyer to the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), and each item of correspondence from the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), in each case relating to the Shelf Registration Statement or to any of the documents incorporated by reference therein.  Buyer will promptly notify Seller and each of its designees of the effectiveness of the Shelf Registration Statement or any post-effective amendment or the filing of any supplement or amendment to the Shelf Registration Statement or of any Prospectus supplement.  Buyer will promptly respond to any and all comments received from the SEC, with a view towards causing the Shelf Registration Statement or any amendment thereto to be declared effective by the SEC as soon as practicable and shall file an acceleration request, if necessary, as soon as practicable following the resolution or clearance of all SEC comments or, if applicable, following notification by the SEC that any the Shelf Registration Statement or any amendment thereto will not be subject to review.

9. Buyer shall not permit any officer, director, underwriter, broker or any other person acting on behalf of Buyer to use any free writing prospectus (as defined in Rule 405 under the Securities Act) in connection with any registration statement covering the Shares, without the prior written consent of Seller and any underwriter.

10. As a condition to its ability to sell Shares under the Shelf Registration Statement, Seller and each of its designees agrees that, upon notice from Buyer of the happening of any event as a result of which the Prospectus included (or deemed included) in the Shelf Registration Statement contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading (a “Suspension Notice”), such Person will forthwith discontinue disposition of Shares pursuant to the Shelf Registration Statement for a reasonable length of time not to exceed 10 days until such Person is advised in writing by Buyer that the use of the Prospectus may be resumed and is furnished with a supplemented or amended Prospectus as contemplated herein; provided, however, that such postponement of sales of Shares shall not exceed 45 days in the aggregate in any 12 month period.  If Buyer shall give Seller and its designees any Suspension Notice, Buyer shall extend the period of time during which Buyer is required to maintain the Shelf Registration Statements effective pursuant to this Agreement by the number of days during the period from and including the date of the giving of such Suspension Notice to and including the date Seller and its designees either are advised by Buyer that the use of the Prospectus may be resumed or receives the copies of the supplemented or amended Prospectus contemplated hereby.  In any event, Buyer shall not be entitled to deliver more than a total of two Suspension Notices in any 12 month period.

11. All expenses incident to Buyer's performance of or compliance with this Exhibit D, including, without limitation, all registration and filing fees (including SEC registration fees and NASD filing fees), fees and expenses of compliance with securities or blue sky laws, listing application fees, printing expenses, transfer agent's and registrar's fees, cost of distributing Prospectuses in preliminary and final form as well as any supplements thereto, and fees and disbursements of counsel for Buyer and all accountants and other persons or entities retained by Buyer (all such expenses being herein called "Registration Expenses") (but not including any underwriting discounts or commissions or transfer taxes, if any, attributable to the sale of Shares), shall be borne by Buyer.  In addition, Buyer shall pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees per-forming legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which they are to be listed.  The obligation of Buyer to bear the expenses described in this paragraph 12 shall apply irrespective of whether any sales of Shares ultimately take place.

12. Indemnification and Contribution.

(a) Buyer shall indemnify, to the fullest extent permitted by law, Seller and each of its designees, and each of their respective officers, directors, employees and Affiliates and each Person who controls Seller or any of its designees (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses arising out of or based upon any untrue or alleged untrue statement of material fact contained in the Shelf Registration Statement, Prospectus, preliminary Prospectus or any "issuer free writing prospectus" (as defined in Securities Act Rule 433) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or any violation or alleged violation by Buyer of the Securities Act, the Securities Exchange Act of 1934 or applicable "blue sky" laws, except  insofar as the same are made in reliance and in conformity with information relating to Seller or such designee furnished in writing to Buyer by Seller or such designee, as applicable, expressly for use therein.  In connection with an underwritten offering, Buyer shall indemnify such underwriter(s), their officers, employees and directors and each Person who controls such underwriter(s) (within the meaning of the Securities Act) at least to the same extent as provided above with respect to the indemnification of Seller.

(b) In connection with the Shelf Registration Statement, Seller and any of its designees that is participating in the Shelf Registration Statement shall furnish to Buyer in writing such information as Buyer reasonably determines, based on the advice of counsel, is required to be included in, the Shelf Registration Statement or Prospectus and, shall indemnify, to the fullest extent permitted by law, Buyer, its officers, employees, directors, Affiliates, and each Person who controls Buyer (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses arising out of or based upon any untrue or alleged untrue statement of material fact contained in the Shelf Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that the same are made in reliance and in conformity with information relating to Seller or such designee, as applicable furnished in writing to Buyer by Seller or such designee, as applicable, expressly for use therein.

(c) Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party.  If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld).  An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to any local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party there may be one or more legal or equitable defenses available to such indemnified party that are in addition to or may conflict with those available to another indemnified party with respect to such claim.  Failure to give prompt written notice shall not release the indemnifying party from its obligations hereunder.

(d) The indemnification provided for under this Section 11 shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities.

(e) If the indemnification provided for in or pursuant to this Section 11 is due in accordance with the terms hereof, but is held by a court to be unavailable or unenforceable in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified Person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that result in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations.  The relative fault of the indemnifying party on the one hand and of the indemnified Person on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and by such party's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  In no event shall the liability of Seller or any of its designees be greater in amount than the amount of net proceeds received by Seller or such designee, as applicable, upon such sale.

13. Buyer covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will make available adequate current public information with respect to Buyer meeting the current public information requirements of Rule 144(c) under the Securities Act, to the extent required to enable Seller and/or any of its designees to sell Shares without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC.  Upon the request of Seller or any of its designees, Buyer will deliver to Seller or such designee, as applicable, a written statement as to whether it has complied with such information and requirements.

14. Those Persons designated in writing by Seller as its designees under this Exhibit D shall be third party beneficiaries of Buyer’s obligations hereunder.

15. Upon request of Seller or any of its designees, upon receipt by Buyer of an opinion of counsel reasonably satisfactory to Buyer to the effect that such legend is no longer required under the Securities Act, Buyer shall promptly cause any legend to be removed from any certificate for any Shares; provided, however, that from and after the six-month anniversary of the Closing, no such opinion shall be required (and Buyer shall cause any legend to be removed at the request of Seller or any of its designees) unless Buyer shall have a reasonable basis to question whether the exemption provided under Rule 144 is available to the requesting party.

16. In addition to the terms defined elsewhere in the Agreement or this Exhibit D, the following terms shall have the following meanings:

"Affiliate" of any Person means any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.  The term "control" (including the terms "controlling," "controlled by" and "under common control with") as used with respect to any Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

"Governmental Entity" means any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.

"Nasdaq" means the Nasdaq quotation system, or any successor reporting system.

"Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, Governmental Entity or any other entity.

"Prospectus" means the prospectus or prospectuses forming a part of, or deemed to form a part of, or included in, or deemed included in, the Shelf Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Shares covered by the Shelf Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

"Rule 144" means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC as a replacement thereto having substantially the same effect as such rule.

"Rule 415" means Rule 415 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC as a replacement thereto having substantially the same effect as such rule.

“Selling Holder” means, with respect to a particular underwritten offering, Seller and/or any of its designees that have elected to sell any Shares in such underwritten offering.

"Shares" means (i) the Shares and (ii) any other security into or for which the Shares have been converted, substituted or exchanged, and any security issued or issuable with respect thereto upon any stock dividend or stock split or in connection with a combination of shares, reclassification, recapitalization, merger, consolidation or other reorganization or otherwise.

“underwritten offering” means an offering in which securities of Buyer are sold to one or more underwriters (as defined in Section 2(a)(11) of the Securities Act) for resale to the public.

ANNEX A

We are registering the shares of common stock covered by this prospectus for the selling stockholders.  As used in this prospectus, "selling stockholder" includes the donees, transferees, pledgees or others who may later hold a selling stockholder's interests.  Each selling stockholder may, from time to time, sell any or all of its shares covered hereby on the OTC or any other stock exchange, market or trading facility on which our common stock is traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

A selling stockholder may offer its shares of common stock in one or more offerings pursuant to one or more prospectus supplements, if required by applicable law, and any such prospectus supplement will set forth the terms of the relevant offering to the extent required.  To the extent the shares of common stock offered pursuant to a prospectus supplement remain unsold, the selling stockholder may offer those shares of common stock on different terms pursuant to another prospectus supplement.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.  The selling stockholders may sell the common stock on any exchange on which the shares of common stock are then listed or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.  If underwriters are used in the sale, the common stock will be acquired by the underwriters for their own account and may be resold at various times in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the shares or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling stockholders may also sell shares short and deliver these shares to close out their short positions, or loan or pledge the shares to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In offering the shares covered by this prospectus, the selling stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales.  Any profits realized by the selling stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

Pursuant to a lease acquisition agreement, dated February 24, 2011, we agreed to register the common stock owned by certain of the selling stockholders and to indemnify such selling stockholders against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act.  Under the registration rights provisions of the lease acquisition agreement, we also agreed to pay the costs and fees of registering such shares of common stock; however, the selling stockholders will pay any brokerage commissions or underwriting discounts relating to the sale of the shares of common stock.

EXHIBIT E

CORRECTION ASSIGNMENT, CROSS-CONVEYANCE
AND STIPULATION OF INTEREST